EXHIBIT 10.1

FOURTH AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Fourth Amendment (this “Amendment”) to the Original Agreement (as defined below) is entered into as of this 25th day of September, 2014, by and between Far East Energy Corporation, a Nevada corporation (the “Company”), and Michael R. McElwrath (“Executive”).

WHEREAS, the Company and Executive entered into that certain Amended and Restated Employment Agreement, effective as of October 10, 2011, as amended (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend the Original Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.  Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed to such terms by the Original Agreement.

ARTICLE II

Amendments

Section 2.01.  Section 4.  The portion of the third sentence of Section 4(d) of the Original Agreement that immediately precedes clause (i) thereof shall be amended and restated in its entirety to read as follows:

"'Good Reason' shall mean the occurrence of any of the following during the Term without Executive's consent and without the same being corrected within 30 days after the Company being given notice thereof:"

Section 2.02.  Section 4.  Clause (v) of the third sentence of Section 4(d) of the Original Agreement shall be amended and restated in its entirety to read as follows:

"(v)  the Company materially reduces Executive's Base Salary;"

Section 2.03.  Section 4.  Section 4(e) of the Original Agreement shall be amended and restated in its entirety to read as follows:

"(e)  Notice of Termination.  Any termination of this Agreement by the Company (other than for Cause under Section 4(c) or by reason of death) or by Executive shall be communicated in writing to the other party at least 30 days before the date on which such termination is proposed to take effect, and any termination of this Agreement by Executive for Good Reason shall be communicated in writing to the Company within 90 days of the initial existence of the applicable Good Reason condition or conditions.  Any termination of this Agreement by the Company for Cause under Section 4(c) shall be communicated in writing to Executive and such termination shall be effective immediately upon such notice.  With respect to any termination of this Agreement by the Company for Cause or by Executive for Good Reason, such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.  Notwithstanding the foregoing, (i) if this Agreement is being terminated by Executive for Good Reason, the Company shall have 30 days during which it may remedy the Good Reason condition or conditions set forth in the notice, and the date of the termination shall not be earlier than the date ending on the 30th day of such 'cure' period, or, if sooner, the date the Company notifies Executive in writing that it will not make a correction, and (ii) if this Agreement is being terminated by the Company for Cause in accordance with Section 4(c)(iii) above, Executive shall have 30 days during which he may remedy the Cause condition or conditions set forth in the notice, and the date of the termination shall not be earlier than the date ending on the 30th day of such 'cure' period, or, if sooner, the date Executive notifies the Company in writing that he will not make a correction."

Section 2.04.  Section 5.  The first two sentences of Section 5(c) of the Original Agreement that immediately follow clause (v) thereof shall be amended and restated in their entirety to read as follows:

"The payment of the lump sum amount under Section 5(c)(i) shall be made on the 10th day following Executive’s employment termination date; provided that, notwithstanding the foregoing, to the extent any payment under this Section 5(c) is 'nonqualified deferred compensation' (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code'), and Treasury Regulations and applicable guidance issued thereunder (collectively referred to as 'Section 409A')) payable upon Executive's 'separation from service' (within the meaning of Section 409A) and Executive is considered a 'specified employee' of the Company (within the meaning of Section 409A), then such payment shall be made on the earlier of Executive’s death or the date that is six months and one (1) day following the date of Executive’s separation from service.  Within three years following Executive’s termination of employment by the Company (other than as a result of death, Disability or Cause) or by Executive for Good Reason, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise, and all such options not exercised within such three year period shall be forfeited; provided, however, that in no event shall the option be exercisable after the earlier of (i) its original expiration date, or (ii) the 10th anniversary of the original date of grant of the option."

Section 2.05.  Section 8.  Section 8 of the Original Agreement shall be amended and restated in its entirety to read as follows:

"8.                Gross-ups.

(a)            Notwithstanding any other provision in this Agreement to the contrary, and except as set forth below, in the event it shall be determined under the provisions of this Section 8 hereof that any payment or distribution by the Company, or by any successor or affiliate of the Company (the 'Payor'), to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any other Agreement, arrangement or agreement with such Payor, and including a determination (i) with regard to the value of any accelerated vesting of options or stock awards or other forms of compensation, if such vesting occurs in connection with a Change of Control; but (ii) without regard to any additional payments required or calculated under this Section 8) (a 'Payment'), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision of the Code), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax and any such interest and penalties, are hereinafter collectively referred to as the 'Excise Tax'), then Executive shall be entitled to receive an additional payment (a 'Gross-Up Payment') (which is itself payable subject to applicable tax withholdings). This Gross-Up Payment shall be equal to an amount such that Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments after paying all applicable federal, state and local income taxes, FICA at the highest marginal rate and social security taxes owed with respect to such payment. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon Executive’s termination of employment in connection with a Change of Control. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, state and local income taxes at the highest marginal rate of taxation in either the state and locality of Executive’s place of employment at the time of the Change of Control or in the state and locality of Executive’s residence at the time or times of payment, as applicable, and FICA at the highest marginal rate in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

(b)            Notwithstanding the foregoing provisions of this Section 8, if it shall be determined that Executive is entitled to a Gross-up Payment, but that the Payments are less than $10,000 more than the greatest amount (the 'Reduced Amount') that could be paid to Executive such that the receipt of the Payment would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive, and the Payment, in the aggregate, shall be reduced to the Reduced Amount, minus $100. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments under Section 5(c) hereof, but in any event shall be made in such a manner as to maximize the value of all Payments actually made to Executive. Such reduction of the amounts payable hereunder shall be made in the following order: first by reducing or eliminating the portion of the Payments that is payable in cash, including by reducing or eliminating payments under Section 5(c)(i), second by reducing or eliminating the portion of the Payments that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies ('Q/A-24(c) Payments')), and third by reducing or eliminating Q/A-24(c) Payments (including by reducing or eliminating the acceleration of any equity awards).  In the event that any Q/A-24(c) Payment is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards.  For purposes of reducing the Payments to the Reduced Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. If the reduction of amounts payable under this Agreement would not result in the payment of the Reduced Amount, no amounts payable under this Agreement shall be reduced.

(c)            Company shall provide written notice to Executive with respect to each Payment promptly after it occurs, setting forth the nature of such Payment.  Subject to the provisions of this Section 8, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a law firm or public accounting firm selected by Executive from among those regularly consulted by Company during the twelve-month period immediately prior to the Change of Control regarding federal income tax matters (the 'Firm').  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change of Control that the Firm is precluded from performing such services under applicable auditor independence rules, if applicable, or (ii) the Audit Committee of the Board determines prior to the Change of Control that it does not want the Firm to perform such services because of auditor independence concerns, if applicable, or (iii) the Firm is serving as accountant, auditor or legal counsel for the individual, entity or group effecting the Change of Control, Executive shall select another nationally recognized public accounting firm or law firm to make the determinations required hereunder (which accounting firm or law firm shall then be referred to as the Firm hereunder).  Within 15 days after the Firm has been notified by Executive or Company that a Payment has occurred, the Firm shall provide reasonably detailed supporting calculations with respect to such Payment both to Company and Executive.  All fees and expenses of the Firm shall be borne solely by Company.  Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by Company to Executive within 30 days of the receipt of the Firm’s determination.  If Payments are reduced to the Reduced Amount pursuant to Section 8(b) or the Firm determines that no Excise Tax is payable by the Executive without a reduction in Payments, the Firm shall furnish Executive with a written opinion to the effect that Executive is not required to report any Excise Tax on Executive's federal income tax return, and that the failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any determination by the Firm shall be binding upon Company and Executive.  Notwithstanding anything in this Section 8 to the contrary, to the extent any payment under this Section 8 is 'nonqualified deferred compensation' (within the meaning of Section 409A) payable upon Executive's 'separation from service' (within the meaning of Section 409A) and Executive is considered a 'specified employee' of Company (within the meaning of Section 409A), then such payment shall be made on the earlier of Executive's death or the date that is six months and one (1) business day following the date of Executive's separation from service (within the meaning of Section 409A).  Any payments made pursuant to this Section 8 are intended to be made in accordance with Treasury Regulations Section 1.409A-3(i)(1)(v).

(d)            As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Company should have been made (the 'Underpayment'), consistent with the calculations required to be made hereunder.  In the event that Company exhausts its remedies pursuant to Section 8(e) below and Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive.

(e)            Executive shall notify Company in writing of any claim by the U.S. Internal Revenue Service that, if successful, would require the payment by Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            give Company any information reasonably requested by Company relating to such claim,

(ii)           take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company,

(iii)         cooperate with Company in good faith in order effectively to contest such claim, and

(iv)         permit Company to participate in any proceedings relating to such claim;

provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state, or local income tax or FICA (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8(e), Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, if Company pays such claim and directs Executive to sue for a refund, Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or federal, state, or local income tax or FICA (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the U.S. Internal Revenue Service or any other taxing authority.

(f)             If, after Company pays a claim pursuant to Section 8(e), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of Section 8(e)) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after Company pays a claim pursuant to Section 8(e), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such claim paid by Company shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(g)            Notwithstanding anything to the contrary in the foregoing provisions of this Section 8, (i) payment of any Gross-Up Payment shall not be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority, and (ii) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, or local, shall not be made later than the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final non-appealable settlement or other resolution of the litigation."

ARTICLE III

Miscellaneous

Section 3.01.   Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Agreement. Except as expressly modified and superseded by this Amendment, the Company and Executive each hereby (a) ratifies and confirms the Original Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same is the legal, valid and binding obligation of the Company and Executive, enforceable against the Company and Executive in accordance with its terms.

Section 3.02.  Severability. If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the fullest extent consistent with law, continue in full force and effect. In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the fullest extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03.  Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04.  Governing Law. This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

Section 3.05.  Withholding. All amounts paid pursuant to the Original Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06.  Counterparts. This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07.  Waiver. No term or condition of the Original Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Original Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08.   Entire Agreement. The Original Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding this subject, except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to

Executive of a kind elsewhere provided and not expressly provided for in the Original Agreement or this Amendment.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Executive has placed his signature hereon, effective as of the date set forth above.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Jennifer D. Whitley
Name:	Jennifer D. Whitley
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Michael R. McElwrath
Michael R. McElwrath